Exhibit 99.1

Hot Topic, Inc. Reports Holiday 2012 Comp Sales Up 2.2%

Reiterates 4th quarter guidance; Provides initial 2013 guidance

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--January 2, 2013--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced the sales results for the combined November/December “Holiday” period (nine weeks ended December 29, 2012). A summary of the sales results by division (including Internet) is as follows:

	Comparable
	Sales % Change *		Net Sales
				% Change
	This	Last	$	To Last
	Year	Year	Millions	Year
HOLIDAY:
Hot Topic	1.6%	2.7%	$141.1	0.8%

Torrid	5.5%	-2.2%	$36.2	18.8%

Total Co.	2.2%	1.8%	$177.3	4.0%

YEAR TO DATE:
Hot Topic	3.5%	0.5%	$514.2	1.7%

Torrid	3.0%	4.1%	$171.8	12.3%

Total Co.	3.4%	1.3%	$686.0	4.2%

* During the first quarter of fiscal 2012, Hot Topic, Inc. began including Internet sales in the computation of comparable sales. All prior year comparable sales results have been adjusted to reflect this change.

The company reiterated its previously announced fourth quarter earnings guidance (14 weeks ending February 2, 2013) in the range of $0.23 to $0.27 per share, as compared to earnings per share of $0.21 last year. This guidance is based upon a comp sales increase in the low to mid-single-digit percentage range. In addition, the company announced initial 2013 earnings guidance (52 weeks ending February 1, 2014) to be in the range of an increase of 30 to 35% over fiscal 2012 based upon a comp sales increase in the low-single-digit range.

“We experienced the positive results from the new merchandising and sourcing strategies at Torrid this quarter, and remain enthusiastic about Torrid as a growth vehicle for Hot Topic, Inc.,” said Lisa Harper, Chairman and CEO of Hot Topic, Inc. “At Hot Topic, we continue to see strong results in the fashion apparel and tee businesses, which offset the challenges in accessories. We are excited about the prospects of our businesses in 2013. Based upon our progress and positive outlook, we continue to plan to open approximately 40 new Torrid stores, 15 new Hot Topic outlets and an additional 5 to 10 Blackheart stores in 2013.”

The company also announced the repurchase of 2,535,370 shares of its common stock in fiscal December at an average cost of $9.86 for a total of $25 million. The repurchase was pursuant to its Board of Directors’ authorization of the repurchase of up to $25 million of the company’s common stock. The company estimates that diluted shares outstanding for the fourth quarter of 2012 to be approximately 42.5 million shares and 41.5 million shares in the first quarter of fiscal 2013.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as a new test retail concept, Blackheart. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid retails on-trend fashion apparel, lingerie and accessories inspired by and designed to fit the young, voluptuous woman who wears size 12 and up. Blackheart offers an expanded collection of dark, edgy, sexy lingerie, accessories and beauty products. As of December 29, 2012, the company operated 619 Hot Topic stores in all 50 states, Puerto Rico and Canada, 190 Torrid stores, 5 Blackheart stores, and Internet stores hottopic.com, torrid.com and blackheartlingerie.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 28, 2012, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Investor Contacts:
Jim McGinty, CFO, 626-839-4681 x2675
George Wehlitz, VP Finance, 626-839-4681 x2174
or
Media Contact:
Jennifer Vides, 626-839-4681 x2970